Exhibit 10.2

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (together with all attachments hereto, this “Agreement”), is entered into and effective as of May 11, 2020 (“Effective Date”), by and between Navidea Biopharmaceuticals, Inc., a company organized and existing under the laws of Delaware, with its principal place of business located at 4995 Bradenton Avenue, Suite 240, Dublin, OH 43017 (“Navidea”), SpePharm AG, a company organized and existing under the laws of Switzerland with offices located at Werfletstrasse 3, CH-6005 Luzern, Switzerland (“SpePharm”), and, solely for purposes of Section 8.10, Norgine BV, a company organized and existing under the laws of the Netherlands, with offices located at Hogehilweg 7, 1101 CA Amsterdam Zuid-Oost, The Netherlands (“Norgine”). Navidea and SpePharm are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties”.

PRELIMINARY STATEMENT

A.     WHEREAS, Navidea and SpePharm entered into that certain Exclusive License Agreement, dated as of March 5, 2015 (as supplemented by that certain Letter Agreement Addendum dated as of October 26, 2016, the “License Agreement”), and Norgine guaranteed SpePharm’s obligations thereunder.

B.     WHEREAS, the Parties now desire (i) to terminate the License Agreement, and (ii) to provide for the conveyance of rights in certain tangible and intangible materials, including marketing authorizations, data and intellectual property, as provided herein.

NOW, THEREFORE, in consideration of the foregoing preliminary statements and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties hereby agree as follows:

1.	DEFINITIONS.

As used in this Agreement, the following terms (and their correlatives) have the meanings set forth in this Section 1. Any other capitalized terms that are not otherwise defined herein shall have the meanings ascribed to such terms in the License Agreement.

1.1     “Affiliate” means any Person, whether de jure or de facto, that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party, regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date. A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person.

1.2     “Applicable Laws” means any and all international, national, federal, state, regional, provincial, municipal and local government laws, rules, and regulations that apply to either Party or to the conduct of activities under this Agreement, including the development, manufacture, extrusion, packaging, labeling, storage, marketing, sale, distribution or intended use of a Product, as amended from time-to-time, each as may be then in effect, as applicable and amended from time to time.

1.3     “Assignment and Assumption Agreement” has the meaning set forth in Section 3.4(a).

1.4     “CB4 Product” has the meaning set forth in Section 3.2(b).

1.5     “Claims” has the meaning set forth in Section 2.4.

1.6     “Clinical Studies” means any study in which human subjects are dosed with a drug, whether approved or investigational, including any Phase 1, 2, 3 or 4 clinical study.

1.7     “Commercially Reasonable Efforts” means those efforts and resources that a similarly situated pharmaceutical company would reasonably devote in the exercise of its commercially reasonable practices relating to a product owned by it or to which it has rights of the type licensed hereunder, which is of similar market potential at a similar stage in its development or product life, taking into account the competitiveness of the global and local marketplace, the pricing and launching strategy for the respective product, the proprietary position of the product, the profitability (but not considering any payments due to either Party pursuant to this Agreement) and the relative potential safety and efficacy of the product and other relevant factors, including technical, legal, scientific, regulatory or medical factors. “Commercially Reasonable” as used herein shall be interpreted in a corresponding manner.

1.8     “Company Know-How” has the meaning set forth in the License Agreement.

1.9     “Company Patents” has the meaning set forth in the License Agreement.

1.10     “Confidential Information” has the meaning set forth in Section 5.1.

1.11     “Control” or “Controlled” means, with respect to any Information, Patent Rights, other intellectual property rights, or any proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense under such Information, Patent Rights or intellectual property rights to another Person, or to otherwise disclose such proprietary or trade secret information to another Person, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

1.12     “Disclosing Party” has the meaning set forth in Section 5.1.

1.13     “Effective Date” has the meaning set forth in the introductory paragraph hereof.

1.14     “Force Majeure Events” has the meaning set forth in Section 8.1.

1.15     “General IP” has the meaning set forth in the License Agreement.

1.16     “IIS” has the meaning set forth in Section 3.1(a)(iii).

1.17     “Indemnification Claim Notice” has the meaning set forth in Section 6.3.

1.18     “Indemnified Party” has the meaning set forth in Section 6.3.

1.19     “Indemnifying Party” has the meaning set forth in Section 6.3.

1.20     “Information” means any and all data, results, technology and information of any type whatsoever, in any tangible or intangible form, including trade secrets, scientific, technical or regulatory information, processes, methods, techniques, materials, technology, results, analyses, laboratory, pre-clinical and clinical data, and other know-how, whether or not patentable, including pharmacology, toxicology, drug stability, manufacturing and formulation data, methodologies and techniques, clinical and non-clinical safety and efficacy studies, marketing studies, absorption, distribution, metabolism and excretion studies, but excluding any Patent Rights.

1.21     “Licensed Territory” has the meaning set forth in the License Agreement.

1.22     “Litigation Conditions” has the meaning set forth in Section 6.3.

1.23     “Losses” has the meaning set forth in Section 6.1

1.24     “Navidea Indemnitees” has the meaning set forth in Section 6.1

1.25     “Non-Transferable Contracts” has the meaning set forth in Section 3.4(a).

1.26     “Patent Rights” means all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, revalidations, extensions, registrations, pediatric exclusivity periods, supplemental protection certificates and the like of any such patents and patent applications, any and all utility models and short term patents, and any and all foreign equivalents of the foregoing.

1.27     “Person” means any natural person or any corporation, partnership, limited liability company, business association, joint venture or other entity.

1.28     “Product” means Product 1 and Product 2 (with and without labeling). For clarity, any references in this Agreement to the Product shall always mean both of Product 1 and Product 2, unless otherwise expressly stated to refer to only one of Product 1 or Product 2.

1.29     “Product 1” means any product approved for radiolabeling with technetium 99m, containing Lymphoseek® (or any alternative or replacement name), with the chemical name tilmanocept, in its current 250µg, multi-dose volume packaging configuration as of the Effective Date and any other multi-dose volume packaging configuration, and any Improvements thereto or thereof.

1.30     “Product 2” means any product approved for radiolabeling with technetium 99m containing Lymphoseek® (or any alternative or replacement name), with the chemical name tilmanocept, in a 62.5µg single-dose volume packaging configuration and any other single-dose volume packaging configuration, and any Improvements thereto or thereof.

1.31     “Product Approval” means all authorizations, permits and approvals that are issued by a Regulatory Authority and necessary for the use, distribution, promotion and/or sale of a Product in a particular country or jurisdiction, including pricing and reimbursement approval.

1.32     “Receiving Party” has the meaning set forth in Section 5.1.

1.33     “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the promotion, sale, distribution, import/export, use, handling, reimbursement and/or pricing of a Product.

1.34     “Regulatory Materials” means all regulatory applications, submissions, notifications, communications, correspondence, registrations, Product Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority for the use, distribution, promotion, importation, exportation, pricing, reimbursement, marketing and sale of the Product in a particular country or jurisdiction.

1.35     “Releasees” has the meaning set forth in Section 2.4.

1.36     “Releasors” has the meaning set forth in Section 2.4.

1.37     “SpePharm Indemnitees” has the meaning set forth in Section 6.1.

1.38     “Successor Entities” has the meaning set forth in Section 3.3(c).

1.39     “Third Party” means any Person other than the Parties and their Affiliates.

1.40     “Transferable Contracts” has the meaning set forth in Section 3.4(a).

1.41     “Transferred Approvals and Materials” has the meaning set forth in 3.1(a)(i).

1.42     “Transition Period” has the meaning set forth in Section 3.1(a).

1.43     “Transition Plan” has the meaning set forth in Section 3.1(a).

1.44     “United States” or “U.S.” means the United States of America, including its territories and possessions, and the District of Columbia.

1.45     “Wind-Down Activities” has the meaning set forth in Section 3.1(a).

1.46     Interpretation. In this Agreement, unless otherwise specified:

(a)     “includes” and “including” mean respectively includes and including without limitation;

(b)     unless the context otherwise requires, the word “or” shall be deemed to include the word “and” (i.e., shall mean “and/or”);

(c)     words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(d)     words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and

(e)     the Exhibits and Schedules form part of the operative provision of this Agreement and references to this Agreement shall include references to the Exhibits and Schedules.

2.	TERMINATION OF THE LICENSE AGREEMENT.

2.1     Termination of License Agreement.

(a)     The Parties hereby agree that the License Agreement is hereby terminated in its entirety as of the Effective Date. Except as expressly provided in this Agreement, no rights or obligations under the License Agreement shall survive such termination. Neither Party shall owe any further payments to the other Party under the License Agreement, regardless of whether such payments have accrued or are due as of the termination of the License Agreement, except for royalties by SpePharm on its and its Affiliates’ Net Sales of the Products prior to such termination.

(b)     Notwithstanding Section 15.10 of the License Agreement, only the following Sections of the License Agreement shall survive termination of the License Agreement: Sections 8.2 (Insurance), 10.4, (Royalties) (as to any amounts accrued prior to the effective date of termination), 10.5 (Manner of Payment and Exchange Rate) (as to any amounts accrued prior to the effective date of termination), 10.6 (Late Payment), 10.7 (Records and Audits), 10.8 (Taxes), 11.1 (Intellectual Property Ownership), and 12.3 (Warranty Disclaimer).

2.2     Termination of Other Agreements.

(a)     The Parties hereby agree that the Pharmacovigilance Agreement, dated May 20, 2019, shall automatically be terminated upon completion of the transfer of, or the withdrawal and/or cancellation of, the Transferred Approvals and Materials pursuant to Section 3.4.

(b)     The Parties hereby agree that the agreements between the Parties (or their Affiliates) that are listed on Schedule 2.2(b) are hereby terminated in their entirety as of the Effective Date.

2.3     Effects of Termination of the License Agreements.

(a)     Notwithstanding anything to the contrary, all termination consequences set forth in Section 15.9 of the License Agreement shall be considered rescinded and shall have no effect.

(b)     The Parties understand and agree that, effective as of the Effective Date, and notwithstanding anything to the contrary in the License Agreement, except as otherwise provided by Article 3 hereof, (i) all licenses and other rights granted by Navidea to SpePharm shall be terminated and SpePharm shall have no further right or obligation to develop, manufacture or commercialize Products, and (ii) as between the Parties, Navidea will be solely responsible for the development, manufacturing and commercialization of Products from and after the Effective Date.

2.4     Releases. In consideration of the covenants, agreements and undertakings of the Parties under this Agreement, each Party, on behalf of itself and its respective present and former parents, subsidiaries, Affiliates, officers, directors, shareholders, members, successors and assigns (collectively, “Releasors”) hereby releases, waives and forever discharges the other Party and its respective present and former direct and indirect, parents, subsidiaries, Affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the Effective Date arising out of or relating to the License Agreement, including any breach thereof, provided that the foregoing release shall not apply to any Claims relating to rights and obligations created by or otherwise arising out of this Agreement.

3.	PRODUCT TRANSITION.

3.1     Transition.

(a)     During the six (6) month period following the Effective Date (the “Transition Period”), SpePharm shall use its Commercially Reasonable Efforts to perform the following wind-down activities (“Wind-Down Activities”), as may be described in further detail in other provisions of this Agreement and in the transition plan attached hereto in Exhibit A (the “Transition Plan”):

(i)     SpePharm shall transfer to Navidea or its designee(s) the Product Approvals and Regulatory Materials Controlled by SpePharm or its Affiliates solely for the purpose of marketing, distributing and selling the Products in the Licensed Territory (“Transferred Approvals and Materials”);

(ii)     SpePharm shall transfer to Navidea responsibility for all regulatory activities in the Licensed Territory with respect to the Products effective upon the completion of the transfer of the Transferred Approvals and Materials;

(iii)     SpePharm shall provide details to Navidea of all ongoing investigator initiated studies (“IIS”) involving the Products so that Navidea can assume responsibility for them;

(iv)     SpePharm shall transfer to Navidea responsibility for any ongoing stability studies involving the Product; and

(v)     SpePharm shall perform any other activities that may be specified in the Transition Plan.

(b)     From and after the Effective Date, as between the Parties, Navidea shall be solely responsible for all development, manufacturing and commercialization of all Products for the Licensed Territory (including but not limited to oversight, management, and expenses), except for those activities being wound-down by SpePharm pursuant to this Article 3. Except as otherwise stated herein (including as set forth in Sections 3.3 and 3.4), as between the Parties, Navidea shall be responsible for all ongoing costs for the development, manufacturing and commercialization of all Products both during and after the Transition Period. Without limiting the foregoing:

(c)     Navidea hereby assumes all obligations with respect to the Transferred Approvals and Materials transferred to them by SpePharm or its Affiliates effective as of the date of such transfer (including any Paediatric Investigation Plan obligations relating thereto);

(d)     Navidea hereby assumes responsibility for all IIS involving the Products in the Licensed Territory from and after the Effective Date;

(e)     Navidea hereby assumes all responsibility for all pharmacovigilance activities and reporting obligations involving the Products in the Licensed Territory effective on the date of transfer of the Transferred Approvals and Materials, it being agreed that SpePharm shall send any adverse events incidents involving the Products to Navidea if received by SpePharm or any of its Affiliates; and

(f)     Navidea shall use its Commercially Reasonable Efforts to perform the activities assigned to it in the Transition Plan.

(g)     SpePharm shall appoint Janet Granger, and Navidea shall appoint Jeff Smith, to serve as transition managers, who will be responsible for implementing and coordinating activities and facilitating the exchange of information between the Parties with respect to the Wind-Down Activities and for executing the Transition Plan under this Article 3.

3.2     Inventory; Sales During the Transition Period.

(a)     SpePharm shall retain its existing inventory of Product (referred to by the Parties as CB3) to maintain sales of the Product in the Licensed Territory through to the end of the Transition Period (the “Navidea Net Sales Period”). If any inventory of such CB3 Product ceases to be saleable due to expiration, SpePharm shall be responsible for disposing of such inventory of CB3 Product at its cost.

(b)     Navidea shall purchase from SpePharm the batch of Product referred to by the Parties as CB4 (i.e., naked vials of Product) that is planned for production at GI Pharma (“CB4 Product”). The price for CB4 Product to be paid by Navidea shall be the price payable by SpePharm to GI Pharma for CB4 Product. SpePharm shall invoice Navidea for the CB4 Product upon receipt of an invoice therefor from GI Pharma or on the date that payment becomes due to GI Pharma, whichever is earlier, and Navidea shall pay such invoice to SpePharm not later than thirty (30) days after its receipt. Until the end of the Transition Period, SpePharm shall warehouse CB4 Product under bailment at its or its designee’s facilities. On or promptly after the end of the Transition Period, SpePharm shall ship, at Navidea’s cost, the remaining CB4 Product to one or more locations specified by Navidea. Navidea shall at all times hold title to, and risk of loss of, CB4 Product (whether unlabeled or labeled, packaged or unpackaged), and shall be responsible for insuring the CB4 Product against loss. During the Navidea Net Sales Period, SpePharm shall arrange for tertiary packaging and release of the quantity of CB4 Product required by SpePharm to maintain sales of the Product in the Licensed Territory (including to replace returned or rejected Product) on Navidea’s behalf, which CB4 Product shall be packaged and labeled in current SpePharm artwork. Neither SpePharm nor any of its Affiliates shall have any responsibility or liability for any delay or failure by GI Pharma to produce and supply the CB4 Product.

(c)     During the Navidea Net Sales Period, SpePharm shall, in good faith, warehouse, distribute and sell Product in the Licensed Territory at customary pricing on Navidea’s behalf and, within thirty (30) days after the end of each calendar quarter during the Navidea Net Sales Period, and if the Navidea Net Sales Period does not end concurrently with calendar quarter end, within thirty (30) days after the end of the last calendar quarter beginning during the Navidea Net Sales Period, pay over to Navidea the actual Net Sales received by SpePharm therefrom, less (i) ten percent (10%) of such Net Sales, which shall be retained by SpePharm as a compensation for such sales activities (“SpePharm’s Share”), and (ii) SpePharm’s cost of goods for the Product sold from SpePharm’s inventory, which cost of goods may not exceed SpePharm’s current cost of goods (including the acquisition cost of the Product as well as labeling and packaging) as itemized on Schedule 3.2(b). Neither SpePharm nor any of its Affiliates shall have any obligation to detail, promote or otherwise market the Product from and after the Effective Date.

(d)     SpePharm shall invoice Navidea for SpePharm’s reasonable costs of packaging and labeling (plus ten percent (10%), shipping and distributing Product (including insurance costs) Products, provided such costs are not already accounted for within the definition of Net Sales or cost of goods in Section 3.2(c) above, and Navidea shall pay such invoice within thirty (30) days of receipt. Navidea shall be responsible for the costs and expenses of destruction of any packaging and labeling produced and not used for CB4 Product, up to a maximum of €500 total. Navidea shall pay such costs and expenses within thirty (30) days of SpePharms’ invoice therefor.

(e)     With respect to all Product sold by SpePharm during the Navidea Net Sales Period, Navidea will be responsible for all costs incurred by SpePharm with respect to damaged, lost, outdated, spoiled, returned or rejected Products, including, without limitation, in connection with recalls, and for billing errors or claims, except where caused by SpePharm’s negligence or willful misconduct. SpePharm may deduct such costs from any Net Sales amounts payable to Navidea under Section 3.2(b), and if insufficient Net Sales amounts are payable to Navidea for SpePharm to recover such costs, SpePharm shall invoice Navidea for such costs, and Navidea shall pay such invoice within thirty (30) days after receipt.

(f)     For the sake of clarity, Navidea shall not to be liable to SpePharm for any deficit in the event that, with respect to Product sold on terms (including pricing) set by SpePharm, Net Sales of such Products during any calendar quarter of the Navidea Net Sales Period are not sufficient to fully account for SpePharm’s cost of goods and/or SpePharm’s Share as set forth herein. Navidea shall be liable to SpePharm for any deficit in the event that, with respect to Product sold on terms (including pricing) set by Navidea, Net Sales of such Products during any calendar quarter of the Navidea Net Sales Period are not sufficient to fully account for SpePharm’s cost of goods and/or SpePharm’s Share as set forth herein.

3.3     Transfer of Products Approvals and Pharmacovigilance.

(a)     The Product Approvals within the Transferred Approvals and Materials that shall be transferred to Navidea are set forth on Schedule 3.3(a).

(b)     Until such time that all Transferred Approvals and Materials shall have been transferred to Navidea or its designee(s) in accordance with Applicable Laws, SpePharm shall be responsible for all interactions with Regulatory Authorities relating thereto.

(c)     Promptly after the Effective Date, Navidea shall designate Affiliates or Third Parties, organized under the laws of the relevant jurisdictions in the Licensed Territory and legally competent to hold and maintain the Product Approvals under the laws of relevant jurisdictions in the Licensed Territory, as successor to SpePharm (the “Successor Entities”). SpePharm shall transfer and assign to the Successor Entities, as applicable, all Transferred Approvals and Materials as soon as reasonably practicable after the Effective Date, and Navidea shall reimburse SpePharm for its reasonable costs and expenses incurred in connection with such transfer and assignment. Promptly after the Effective Date, SpePharm shall provide to Navidea an estimate of such costs and expenses and a description of the SpePharm activities that will generate such costs and expenses. The Parties shall cooperate in good faith to minimize such costs and expenses. Each Party shall reasonably cooperate in making any filings, executing any instruments, or taking other actions reasonably necessary to make such transfer of any Transferred Approvals and Materials effective.

(d)     Notwithstanding anything herein to the contrary, if any Transferred Approvals and Materials are not transferred to the Successor Entities by the end of the Transition Period for any reason other than due to delays caused by SpePharm or its Affiliates, then SpePharm shall have the right, in its sole discretion, to withdraw or cause the cancellation of such Transferred Approvals and Materials, provided that SpePharm shall provide Navidea with thirty (30) days’ prior written notice of its decision to effect such withdrawal or cancellation. In the event of any such withdrawal or cancellation, the Parties shall be equally responsible for any penalties or other Losses payable or incurred by either Party or any of its Affiliates under any Transferable Contracts and Non-Transferable Contracts in connection with such withdrawal or cancellation.

3.4     Transfer of Tenders and Other Contracts.

(a)     Schedule 3.4(a) sets forth the tenders and other customer or sales contracts to which SpePharm or any of its Affiliates is a party that solely relate to the Products and are transferable to Navidea in accordance with their terms (the “Transferable Contracts”). SpePharm shall assign and transfer to Navidea, and Navidea or its designee(s) shall assume and accept, the Transferable Contracts pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit B (the “Assignment and Assumption Agreement”). The Assignment and Assumption Agreement shall be executed by the Parties not later than the end of the Transition Period. Effective from and after the date of any such assignment and transfer, as between the Parties, Navidea shall be solely responsible for the performance of the obligations under such Transferable Contracts.

(b)     Schedule 3.4(b) sets forth the tenders and other customer or sales contracts to which SpePharm or any of its Affiliates is a party that solely relate to the Products and are not transferable to Navidea in accordance with their terms (the “Non-Transferable Contracts”). SpePharm shall use its Commercially Reasonable Efforts to obtain all necessary consents for the assignment and transfer of the Non-Transferable Contracts to Navidea; provided, however, neither SpePharm nor any of its Affiliates shall be required to commence any litigation or offer or grant any accommodation, financial or otherwise, to obtain such consents. If SpePharm obtains any such consents for a Non-Transferable Contract, such Non-Transferable Contract shall be deemed a Transferable Contract for purposes of this Agreement and the Assignment and Assumption Agreement. With respect to any Non-Transferable Contracts that are not assigned and transferred to Navidea, SpePharm shall retain such Non-Transferable Contracts as agent for Navidea and shall manage such Non-Transferable Contracts for Navidea’s benefit, and Navidea (i) shall be responsible for supplying all orders for Products under such Non-Transferable Contracts and for paying all charges and other Losses under such Non-Transferable Contracts, and (ii) shall receive all payments made under such Non-Transferable Contracts. The Parties shall reasonably cooperate and take such actions as may reasonably be necessary to effect the foregoing.

3.5     Intellectual Property.

(a)     For the avoidance of doubt, and notwithstanding anything herein or in the License Agreement to the contrary, from and after the end of the Transition Period, except as provided in Section 3.5(c), SpePharm shall have no right in, nor claim to, any intellectual property owned by Navidea or its Affiliates anywhere in the world, including, without limitation, any Company Know-How, Company Marks, Company Patents, Product IP or Jointly Funded Data (as such terms are defined in the License Agreement). Each Party acknowledges and agrees that no Joint IP (as defined in the License Agreement) exists as of the Effective Date.

(b)     SpePharm hereby reassigns to Navidea all of the General IP that, prior to termination of the License Agreement, had been developed by Navidea and assigned to SpePharm under the License Agreement.

(c)     Notwithstanding anything to the contrary herein, (i) SpePharm reserves, on behalf of itself and its Affiliates, all rights under the General IP that are necessary or reasonably useful for SpePharm and its Affiliates to perform their obligations under this Agreement; and (ii) Navidea hereby grants to SpePharm and its Affiliates a non-exclusive, fully paid-up, non-transferable and worldwide license under the Company Know-How and Company Patents as is necessary or reasonably useful to perform its obligations under this Agreement.

(d)     All trademarks, marks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature, and sales and promotional aids of every kind (including Company Marks (as defined in the License Agreement)) of Navidea shall remain the sole and exclusive property of Navidea with respect to the Products.

3.6     Return of Confidential Information. Each Party shall return to the other Party all Confidential Information of the other Party that such first Party received under the License Agreement, except that each Party shall be permitted to retain, through its legal counsel, a reasonable number of copies of the other Party’s Confidential Information to the extent required under any Applicable Laws or only to the extent necessary to exercise any rights under this Agreement or only to the extent necessary to perform its obligations under this Agreement, and provided that neither Party shall be required to destroy any computer records or files containing Confidential Information of the other Party that have been created by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such Party’s reasonable document retention and destruction policies.

4.	REPRESENTATIONS AND WARRANTIES

4.1     Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a)     such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and it has full right and authority to enter into this Agreement and to grant the licenses and other rights to the other Party as herein described;

(b)     this Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of such Party enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally from time to time in effect, and to general principles of equity;

(c)     the execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which such Party is a party, or by which it is bound, nor will such execution, delivery and performance violate any Applicable Laws; and

(d)     all necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained.

4.2     Mutual Disclaimer. THE FOREGOING WARRANTIES OF EACH PARTY ARE IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF NONINFRINGEMENT, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.

5.	CONFIDENTIALITY.

5.1     Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any information or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed under this Agreement or was disclosed under the License Agreement to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under the License Agreement or this Agreement, including but not limited to trade secrets, know-how, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information: (a) was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by contemporaneous written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party hereunder; (c) became generally available to the public or otherwise part of the public domain after its disclosure hereunder and other than through any act or omission of the Receiving Party in breach of this Agreement or the License Agreement; or (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others. All information disclosed under that certain Mutual Confidentiality/Non-Disclosure Agreement between the Parties dated as of May 24, 2013, as amended December 11, 2014, shall be deemed to be Confidential Information hereunder.

5.2     Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows: (a) to the Receiving Party’s Affiliates, potential and actual licensees or distributors, employees, officers, directors, agents, consultants, and/or other Third Parties under appropriate confidentiality provisions no less stringent than those in this Agreement, in connection with the performance of its obligations or exercise of its rights under this Agreement; or (b) to the extent such disclosure is reasonably necessary in defending litigation, complying with applicable governmental regulations or otherwise required by Applicable Law (including as required to seek, obtain and maintain Product Approvals); provided, however, that if a Receiving Party is required by Applicable Law to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the Disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of patents, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; or (c) to potential or actual acquirers, merger candidates or investors or venture capital firms, investment bankers or other financial institutions or investors, provided that in connection with such disclosure, such Receiving Party shall inform each disclosee of the confidential nature of such Confidential Information and cause each disclosee to treat such Confidential Information as confidential; or (d) to the extent mutually agreed to in writing by the Parties; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives the Confidential Information pursuant to this Section 5.2 to treat such Confidential Information as required under this Article 5.

5.3     Disclosure of Agreement. Neither Party shall issue any press release or other public disclosure regarding the Agreement or the other Parties’ activities hereunder, except (a) with the other Party’s prior written consent, or (b) for any disclosure that is reasonably necessary to comply with applicable national securities exchange listing requirements or Applicable Laws. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any such press releases prior to the issuance thereof, and a Party may not unreasonably withhold, delay or condition consent to such releases. Except to the extent required by Applicable Law or as otherwise permitted in accordance with this Section 5.3, neither Party shall make any public announcements concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, to the extent information regarding this Agreement has already been publicly disclosed in the same context, either Party may subsequently disclose the same information to the public without the consent of the other Party. Each Party shall be permitted to disclose the terms of this Agreement, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, to any actual or potential investors, acquirers, merger partners, licensees or sublicensees, or purchasers of assets of such Party and to the professional advisors thereof. Each Party shall give the other Party a reasonable opportunity where practical to review all filings with the United States Securities and Exchange Commission describing the terms of this Agreement prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought; provided that no further review shall be provided for disclosures for which consent has been obtained. Notwithstanding, with respect to the filing of this Agreement by Navidea with the United States Securities and Exchange Commission, Navidea shall provide SpePharm with at least five (5) business days to review and comment on such proposed filing.

6.	INDEMNIFICATION

6.1     SpePharm Indemnity. SpePharm hereby agrees to indemnify, defend and hold Navidea and its Affiliates, and their respective employees, directors, agents and consultants, and their respective successors, heirs and assigns and representatives (“Navidea Indemnitees”) harmless from and against all claims, liability, threatened claims, damages, expenses (including reasonable attorneys’ fees), suits, proceedings, losses or judgments, whether for money or equitable relief, of any kind, including but not limited to death, personal injury, illness, product liability or property damage or the failure to comply with Applicable Law (collectively, “Losses”), arising from any Third Party claim due to (i) the Development, Commercialization (including promotion, advertising, offering for sale, sale or other disposition), transfer, importation or exportation, labeling, handling or storage, or use of, or exposure to, any Products by or for SpePharm or any of its Affiliates, sublicensees, subcontractors, agents and consultants (but excluding Navidea and its Affiliates), in each case occurring prior to the Effective Date; or (ii) any breach of any obligation, representation or warranty of SpePharm under this Agreement; or (iii) SpePharm’s (or its Affiliates’ and licensees’) gross negligence, recklessness or willful misconduct; except, in each case, to the extent that such Losses arise from (a) infringement or misappropriation of patents, know-how or other intellectual property rights by any Navidea Indemnitee, (b) the gross negligence, recklessness or willful misconduct of any Navidea Indemnitee, or (c) any breach of any obligation, representation or warranty of Navidea hereunder.

6.2     Navidea Indemnity. Navidea hereby agrees to indemnify, defend and hold SpePharm, its Affiliates and sublicensees, and their respective employees, directors, agents and consultants, and their respective successors, heirs and assigns and representatives (“SpePharm Indemnitees”) harmless from and against all Losses arising from any Third Party claim due to (i) the Development, transfer, importation or exportation, manufacture, labeling, handling or storage, or use of, or exposure to, any Products by or for Navidea or any of its Affiliates, licensees, subcontractors, agents and consultants (but excluding SpePharm and its Affiliates prior to the Effective Date), in each case occurring prior to, on or after the Effective Date; or (ii) any breach of any obligation, representation or warranty of Navidea under this Agreement; or (iii) Navidea’s (or its Affiliates’ and licensees’) gross negligence, recklessness or willful misconduct; or (iv) any Assumed Liabilities (as defined in the Assignment and Assumption Agreement); except, in each case, to the extent that such Losses arise from (a) infringement or misappropriation of patents, know-how or other intellectual property rights by any SpePharm Indemnitee, (b) the gross negligence, recklessness or willful misconduct of any SpePharm Indemnitee, or (c) any breach of any obligation, representation or warranty of SpePharm hereunder.

6.3     Indemnification Procedure. Each Party shall notify the other in the event it becomes aware of a claim for which indemnification may be sought hereunder pursuant to this Article 6. In case any proceeding (including any governmental investigation) shall be instituted involving any Party in respect of which indemnity may be sought pursuant to this Article 6, such Party (the “Indemnified Party”) shall provide the other Party (the “Indemnifying Party”) with prompt written notice of such proceeding (the “Indemnification Claim Notice”). Promptly after the Indemnifying Party receives the Indemnification Claim Notice, the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any claims that are the subject matter of such proceeding. At its option, the Indemnifying Party may assume the defense of any Third Party claim subject to indemnification as provided for in this Article 6 by giving written notice to the Indemnified Party within thirty (30) days (or within such time provided in any applicable extension to appropriately answer any complaint, if any, but no longer than seventy (70) days, provided that the Indemnified Party makes all reasonable efforts to obtain any such extension) after the Indemnifying Party’s receipt of an Indemnification Claim Notice, provided that (a) the claim solely seeks monetary damages and (b) the Indemnifying Party expressly agrees in writing that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the claim in full (the matters described in (a) and (b), the “Litigation Conditions”). The Indemnified Party may, at any time, assume all such defense if the Litigation Conditions are not satisfied. Upon assuming the defense of a Third Party claim in accordance with this Article 6, the Indemnifying Party shall be entitled to appoint lead counsel in the defense of the Third Party claim. Should the Indemnifying Party assume and continue the defense of a Third Party Claim, except as otherwise set forth in this Article 6, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party claim. Without limiting this Article 6, any Indemnified Party shall be entitled to participate in, but not control, the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing; (ii) the Indemnifying Party has failed to assume and actively further the defense and employ counsel in accordance with this Section 6.3 (in which case the Indemnified Party shall control the defense); or (iii) the Indemnifying Party no longer satisfies the Litigation Conditions. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim that shall not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, and subject to the Litigation Conditions being satisfied, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Losses, on such terms as the Indemnifying Party, in its reasonable discretion, shall deem appropriate (provided that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and shall transfer to the Indemnified Party all amounts which said Indemnified Party shall be liable to pay prior to the time of the entry of judgment. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party claim in accordance with this Article 6, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Liability, provided that it obtains the prior written consent of the Indemnified Party (which consent shall be at the Indemnified Party’s reasonable discretion). The Indemnifying Party that has assumed the defense of the Third Party Claim in accordance with this Article 6 shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party (but in no event to include any court judgment or judicial or administrative order or disposition) that is reached without the written consent of such Indemnifying Party. No Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with this Article 6. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

7.	DISPUTES.

7.1     Disputes. The Parties shall attempt to resolve all disputes between the Parties arising out of or relating to this Agreement and all related agreements, collectively or separately, amicably through good faith discussions upon the written request of any Party. In the event of a dispute arising out of or relating to this Agreement either Party shall provide written notice of the dispute to the other, in which event the dispute shall be referred to the executive officers designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Said designated officers are initially as follows:

For Navidea:          its President

For SpePharm:      its Managing Director

In the event the designated executive officers do not resolve such dispute within the allotted sixty (60) days, such dispute may be resolved by litigation pursuant to Section 7.2.

7.2     Venue; Jurisdiction. Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the federal courts located in the Southern District of New York, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby in the federal courts located in the Southern District of New York, and waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum. Notwithstanding the foregoing, a Party shall be entitled to seek enforcement of a judgment entered pursuant to this Section 7.2 in any court having competent jurisdiction thereof where enforcement is deemed necessary.

7.3     Exclusions. Nothing in this Article 7 shall preclude a Party from seeking and obtaining in a court of competent jurisdiction injunctive or equitable relief to preserve the status quo or prevent immediate harm to the Party. The terms of this Article 7 shall not apply to any disputes relating to a material breach of Article 5 (Confidentiality) or any claim relating to the intellectual property rights of a Party, each of which may be brought in a court of competent jurisdiction.

8.	MISCELLANEOUS

8.1     Further Assurances. Each of the Parties shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably necessary to carry out the provisions hereof and give effect to the transactions contemplated hereby. Notwithstanding anything herein to the contrary, including, without limitation, Section 8.2 below, to the extent that the current COVID-19 pandemic prevents the Parties from successfully completing the transition contemplated by the Transition Plan, SpePharm shall use its Commercially Reasonable Efforts to assist Navidea with such transition for up to ninety (90) days after the Transition Period, but only for so long as Navidea is using Commercially Reasonable Efforts to successfully complete the transition contemplated by the Transition Plan.

8.2     Force Majeure. Performance by either Party hereunder may be delayed to the extent that performance is rendered beyond such Party’s reasonable control by industrial conflicts, mobilization, requisition, embargo, currency restriction, insurrection, general shortage of transport, material or power supply, fire, flood, earthquake, explosion, stroke of lightning, pandemic, other force majeure and similar casualties or other events beyond either Party’s reasonable control (“Force Majeure Events”). If either Party is affected by a Force Majeure Event, it shall promptly as soon as it is known that such circumstances are likely to have a detrimental impact on the performance of its obligations under the terms of this Agreement, immediately verbally notify the other Party and follow up in writing describing the nature and extent of the circumstances, the likely and potential duration and the foreseeable impact on its ability to perform any of its obligations under this Agreement. During the continuance of any Force Majeure Event, the affected Party shall use all reasonable efforts to overcome, remove or minimize the effects of such Force Majeure Event and to perform its obligations under this Agreement as soon as reasonably possible and any time periods for performance set forth herein shall be reasonably extended, but in no event for more than ninety (90) days in the aggregate. For clarity, in no event will the Transition Period, the Navidea Net Sales Period or the time period set forth in Section 3.3(d), be extended by more than ninety (90) days.

8.3     Performance by Affiliates. Each Party agrees to cause its Affiliates to comply with the provisions of this Agreement as applicable to such Affiliate and to guarantee the payment and performance thereof. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

8.4     Independent Contractors. It is understood that both Parties are independent contractors and are engaged in the operation of their own respective businesses. Neither Party is the agent of the other for any purpose whatsoever, and neither Party has any authority, express or implied, to enter into any contracts or assume any obligations for the other, to pledge the credit of the other or make any warranties or representations on behalf of the other, except where expressly authorized in writing to do so. Nothing in this Agreement or in the activities of either Party shall be deemed to create an agency, partnership or joint venture relationship.

8.5     No Partnership. The Parties agree and acknowledge that this Agreement is not intended to create, or be deemed to be or otherwise treated as, a partnership for United States federal, state or local income tax purposes or for purposes of the laws of any state of the United States or the District of Columbia. No Party shall file or cause to be filed any Internal Revenue Service Form 1065 (U.S. Return of Partnership Income), or any equivalent form for state or local tax purposes, with respect to the arrangements contemplated by this Agreement, and each Party agrees that any and all United States federal, state and local income tax returns it files will be consistent with the provisions of this Section 8.5. The transactions contemplated by this Agreement shall not be conducted under a joint or combined business name and no Party shall hold itself out to any person as being in a partnership, joint venture, or combined business with the other Party. The Parties shall not open any joint bank accounts or otherwise commingle their respective funds.

8.6     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or via internationally recognized overnight delivery, or by registered or certified mail (postage prepaid, return receipt requested), to the following address (or at such other address for which such Party gives notice hereunder):

If to SpePharm:	SpePharm AG Werfletstrasse 3 CH-6005 Luzern Switzerland Attention: General Manager

With a copy to:	Norgine Limited Norgine House Widewater Place Moorhall Road Harefield, Uxbridge UB9 6NS United Kingdom Attention: Chief Business Development Officer

If to Navidea:	Navidea Biopharmaceuticals, Inc. 4995 Bradenton Avenue, Suite 240 Dublin, OH 43017 U.S.A. Attention: President

8.7     Governing Law. This Agreement, and the rights and obligations of the Parties hereunder, shall be governed, construed and interpreted in accordance with the laws of the State of New York, U.S.A., without reference to conflict of laws and choice of law principles and excluding the United Nations Convention on Contracts for the International Sale of Goods.

8.8     Entire Agreement. This Agreement, including the Exhibits, sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof, and supersedes all prior oral and written, and all contemporaneous oral, agreements, understandings and arrangements. No modification of or amendment to this Agreement shall be effective unless signed by the Parties.

8.9     Assignment. This Agreement may not be assigned by either Party, nor may either Party delegate its obligations or otherwise transfer licenses or other rights created by this Agreement, except as expressly permitted hereunder or otherwise without the prior written consent of the other Party, which consent will not be unreasonably withheld, delayed or conditioned; provided that without consent (i) SpePharm may assign this Agreement to (x) an Affiliate or (y) its successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, and (ii) Navidea may assign this Agreement to (x) an Affiliate or (y) its successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement. Any purported assignment in violation of this Section 8.9 will be null and void ab initio.

8.10     Guaranty. In consideration of the rights granted hereunder, Norgine hereby guarantees in favor of Navidea the full payment and performance by SpePharm of all obligations of SpePharm under this Agreement, in accordance with the terms and conditions of this Agreement, including any applicable notice or cure periods. This guaranty shall be enforceable upon the failure by SpePharm to perform any obligation it may have under this Agreement in accordance with its terms, and shall be effective regardless of the solvency or insolvency of SpePharm at any time, the extension or modification of the obligations of this Agreement by operation of Applicable Laws, or the subsequent reorganization, merger, consolidation or other restructuring of SpePharm. Norgine hereby expressly waives any requirement that Navidea exhaust any right, power or remedy under this Agreement, or proceed against any other SpePharm entity under this Agreement; for any obligation or performance hereunder prior to proceeding directly against Norgine under this Section 8.10.   In the event that this Agreement is transferred or assigned by SpePharm to a Third Party which is not an Affiliate of Norgine, or if a Business Combination occurs with respect to SpePharm and a Third Party which is not an Affiliate of Norgine, then Norgine’s obligations under this Section 8.10 shall terminate, and the successor to SpePharm’s rights in this Agreement or the successor to SpePharm, as the case maybe, shall assume such obligations under this Section 8.10.

8.11     Severability. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall remain, nevertheless, in full force and effect. The Parties agree to renegotiate in good faith any term held invalid and to be bound by the agreed substitute provision in order to give the most approximate effect intended by the Parties.

* * *

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

NAVIDEA BIOPHARMACEUTICALS, INC.

By:	/s/ Jed Latkin
(Signature)

Name:	Jed Latkin

Title:	CEO, CFO, COO

SPEPHARM AG

By:	/s/ Peter Stein
(Signature)

Name:	Peter Stein

Title:	Director

NORGINE BV

By:	/s/ Peter Stein
(Signature)

Name:	Peter Stein

Title:	Director

EXHIBIT B
ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption Agreement”) is made as of this 11th day of May 2020 (the “Effective Date”), by Navidea Biopharmaceuticals, Inc., a company organized and existing under the laws of Delaware, with its principal place of business located at 4995 Bradenton Avenue, Suite 240, Dublin, OH 43017 (“Assignee”), and SpePharm AG, a company organized and existing under the laws of Switzerland with offices located at Werfletstrasse 3, CH-6005 Luzern, Switzerland (“Assignor”).

WHEREAS, Assignee, Assignor and Norgine BV, a company organized and existing under the laws of the Netherlands, with offices located at Hogehilweg 7, 1101 CA Amsterdam Zuid-Oost, The Netherlands, are parties to that certain Termination Agreement dated as of May 11, 2020 (the “Termination Agreement”), pursuant to which, among other things, Assignor agreed to assign to Assignee and Assignee agreed to assume from Assignor the Assigned Contracts (as defined below), subject to the terms and conditions of the Termination Agreement and this Assignment and Assumption Agreement;

NOW, THEREFORE, for adequate and appropriate consideration, the receipt and sufficiency of which is hereby acknowledged, and pursuant to the Termination Agreement, the parties hereby agree as follows:

1.     Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Termination Agreement.

2.     Assignment of Assigned Contracts. At the Effective Time (as defined below), Assignor hereby assigns to Assignee, free and clear of all liens and encumbrances, other than the Assumed Liabilities (as defined below), and Assignee hereby accepts the assignment of, all of Assignor’s right, title and interest in, to and under the contracts set forth in Schedule A (the “Assigned Contracts”).

3.     Assumption of Liabilities. At the Effective Time applicable to each Assigned Contract, Assignee assumes and agrees to satisfy or perform when due those Liabilities of Assignor under the applicable Assigned Contracts to the extent such Liabilities arise from any event, circumstance or condition commencing on or after the Effective Time (the foregoing, collectively, the “Assumed Liabilities”).

4.     Effective Time. The assignment of each Assigned Contract under this Assignment and Assumption Agreement shall become effective, on an Assigned Contract-by-Assigned Contract basis, upon the time and date when the underlying regulatory approval in the applicable jurisdiction has been transferred to Assignee pursuant to the Termination Agreement such that Assignee may perform its obligations under the Assigned Contract in accordance with its terms and applicable law (with respect to each Assigned Contract, the “Effective Time”).

5.     Assignor’s Representations, Warranties and Covenants. Assignor hereby represents and warrants to Assignee as of the Effective Date that, except as otherwise indicated on Schedule A, the Assigned Contracts are in full force and effect, and, to Assignor’s knowledge, no event or condition has occurred that is an event of default or termination under any of the Assigned Contracts, and there are no material disputes pending or threatened related to any rights or obligations transferred by this Assignment and Assumption Agreement.

6.     Further Assurances. Each of the parties hereto covenants to take such reasonable further acts and actions as are necessary to carry out the provisions hereof and give effect to the transactions contemplated hereby.

7.     Third Party Beneficiaries. This Assignment and Assumption Agreement shall be binding upon and inure solely to the benefit of Assignor and Assignee and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Assignment and Assumption Agreement.

8.     Governing Law. This Assignment and Assumption Agreement, and the rights and obligations of the parties hereunder, shall be governed, construed and interpreted in accordance with the laws of the State of New York, U.S.A., without reference to conflict of laws and choice of law principles and excluding the United Nations Convention on Contracts for the International Sale of Goods.

9.     Counterparts. This instrument may be executed by facsimile signature and in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

10.     Headings. The headings contained in this instrument are for reference purposes only and shall not affect in any way the meaning or interpretation of this instrument.

* * *

IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed as of the date written above.

NAVIDEA BIOPHARMACEUTICALS, INC.

By:	/s/ Jed Latkin
(Signature)

Name:	Jed Latkin

Title:	CEO, CFO, COO

SPEPHARM AG

By:	/s/ Peter Stein
(Signature)

Name:	Peter Stein

Title:	Director

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